                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                     THE WASHINGTON WATER POWER COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

PROMPT RETURN OF THE ENCLOSED PROXY CARD WILL SAVE THE EXPENSE OF AN ADDITIONAL
                                    MAILING.
                YOUR IMMEDIATE ATTENTION IS GREATLY APPRECIATED.

                                      LOGO

PAUL A. REDMOND
Chairman of the Board, President
and Chief Executive Officer                                       March 29, 1996

Dear Shareholder:

On behalf of the Board of Directors, it's my pleasure to invite you to attend the 1996 Annual Meeting of Shareholders. At the meeting, we'll discuss 1995 financial results, the progress of our proposed merger with Sierra Pacific Resources, and last year's challenges and achievements. I also look forward to sharing with you the strategic initiatives we've developed to respond to the profound change reshaping our industry, as well as opportunities we're pursuing to ensure our continued success.

We'll have a reception and refreshments beginning at 2:30 p.m. Directors, officers, and other company representatives will be there to visit with you. The Annual Meeting will begin promptly at 3:00 p.m.

Date:      Monday Afternoon, May 13, 1996       Place:     Spokane Opera House
Time:      2:15 p.m. Doors Open                            (See next page for map/details.)
           2:30 p.m. Reception and                         334 West Spokane Falls Blvd.
           Refreshments                                    Spokane, Washington
           3:00 p.m. Annual Meeting Convenes

In connection with this Annual Meeting, shareholders are being asked to approve a Non-Employee Director Stock Plan. The plan requires that two-thirds of the annual board retainer for non-employee directors be paid in Company Common Stock rather than in cash.

It's also important to note that in February, the Board of Directors unanimously adopted a stock ownership expectation for directors. All continuing directors are expected to own $100,000 of Company Common Stock within five years of the upcoming Annual Meeting, and any new directors are expected to own the same amount within five years of their becoming a board member. In addition, the directors also decided to eliminate various benefit plans previously available to board members.

YOUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED NON-EMPLOYEE DIRECTOR STOCK PLAN AND THE DIRECTOR STOCK OWNERSHIP EXPECTATION BOTH DRAMATICALLY ILLUSTRATE THE BOARD'S PHILOSOPHY OF INCREASED STOCK OWNERSHIP FOR ALL DIRECTORS. THE BOARD ALSO BELIEVES TAKING SUCH ACTION FURTHER STRENGTHENS THE COMMONALITY OF INTEREST BETWEEN DIRECTORS AND SHAREHOLDERS AND DEMONSTRATES OUR ONGOING COMMITMENT TO YOU. THEREFORE, THE BOARD RECOMMENDS A VOTE FOR THE NON-EMPLOYEE DIRECTOR STOCK
     ---------------------------------------------------------------------------
PLAN.
-----

We hope that you'll be able to attend the Annual Meeting. Whether or not you're able to participate, please take the opportunity to review the Annual Report and Proxy Statement and vote your proxy. Your vote is important regardless of the number of shares you own. Thank you for your continued support.

                                          Sincerely,

                                          /s/ Paul A. Redmond

         Washington Water Power P.O. Box 3647 Spokane, Washington 99220
           Shareholder Relations - (509)482-4203 or (1)(800)222-4931

IF YOU REQUIRE SPECIAL ACCOMMODATIONS AT THE ANNUAL MEETING DUE TO A DISABILITY, PLEASE CALL OUR SHAREHOLDER RELATIONS DEPARTMENT BY APRIL 25.

             [paste-up map and directions for annual meeting site]

                       THE WASHINGTON WATER POWER COMPANY
                            1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON MONDAY AFTERNOON, MAY 13, 1996

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Washington Water Power Company will be held at the Spokane Opera House, 334 West Spokane Falls Boulevard, Spokane, Washington 99201, at 3:00 p.m., Spokane Time, on Monday, May 13, 1996, for the following purposes:

    (1) To elect two directors of the Company.

    (2) To consider and take action upon a proposal to approve the Company's Non-Employee Director Stock Plan.

    (3) To transact such other business as may come before the meeting or any adjournment or adjournments thereof.

    The Board of Directors has fixed the close of business on March 21, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

    All shareholders are cordially invited to attend the meeting in person.

    Shareholders who cannot be present at the meeting are urged to sign, date, and mail the enclosed form of proxy in the enclosed postage-paid envelope as promptly as possible.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          CORPORATE SECRETARY

Spokane, Washington
March 29, 1996

                       THE WASHINGTON WATER POWER COMPANY
                            1411 EAST MISSION AVENUE
                           SPOKANE, WASHINGTON 99202

                                PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Washington Water Power Company of proxies for use at the Annual Meeting of Shareholders to be held at the Spokane Opera House, 334 West Spokane Falls Boulevard, Spokane, Washington 99201, at 3:00 p.m., Spokane Time, on Monday, May 13, 1996, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Shares represented at the meeting by properly executed proxies in the accompanying form will be voted at the meeting and, where the shareholder giving the proxy specifies a choice, the proxy will be voted in accordance with the specification so made. A proxy given for use at the meeting may be revoked by the person giving it at any time prior to the exercise of the powers conferred thereby. It is expected that this Proxy Statement and accompanying form of proxy will be mailed to shareholders on or about March 29, 1996.

    Holders of Common Stock of record at the close of business on March 21, 1996 will be entitled to vote at the Annual Meeting. On that date, there were outstanding 55,960,360 shares of Common Stock.

                                     VOTING

    Holders of Common Stock, the Company's only class of securities with general voting rights, will be entitled to one vote per share, subject to cumulative voting rights in the election of directors as described below. Under Washington law, action may be taken on a matter submitted to shareholders only if a quorum exists with respect to such matter. A majority of the votes entitled to be cast on a matter by holders of outstanding shares of the Company's Common Stock constitutes a quorum for action on such matter. Subject to certain statutory exceptions, once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting.

    Assuming a quorum exists with respect to the election of directors, each record holder of Common Stock will be entitled to vote cumulatively and accordingly may give one nominee for election as many votes as the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more of such nominees as such shareholder shall think fit. The nominees elected will be those receiving the largest number of votes cast by the holders of the Common Stock, up to two individuals for the 1996 Annual Meeting. The outcome of the vote will be determined by reference to the number of votes cast. Withheld votes are not considered "votes cast" and, therefore, will have no effect.

    Assuming a quorum exists, the affirmative vote of the holders of a majority of the Common Stock present, or represented, and entitled to vote, is necessary to adopt the Non-Employee Director Stock Plan. Abstentions will have the effect of a negative vote.

                                PROPOSED MERGER

    In June 1994, the Company, Sierra Pacific Resources (SPR), Sierra Pacific Power Company (SPPC), a subsidiary of SPR, and Altus Corporation (Altus), a subsidiary of the Company and formerly named Resources West Energy Corporation, entered into an Agreement and Plan of Reorganization and Merger which, as subsequently amended (Merger Agreement), provides for the merger of the Company, SPR, and SPPC with and into Altus. As a result of the merger, holders of Company Common Stock would receive one share and holders of SPR Common Stock would receive 1.44 shares of Altus Common Stock, respectively. The Merger Agreement provides that the Board of Directors of Altus will, upon consummation of the Merger, consist of 17 persons with nine persons designated by the Company, including Paul A. Redmond, who is currently Chairman of the Board, President and Chief Executive Officer of the Company, and eight persons designated by SPR, including Walter M. Higgins, who is currently Chairman of the Board, President and Chief Executive Officer of SPR. For further discussion of the status of the proposed merger, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Outlook: Merger" included in the Company's 1995 Annual Report to Shareholders.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

    At the meeting, two directors are to be elected, to hold office for a term of three years until 1999, and in each case until their respective successors shall be elected and shall qualify. Unless authority to do so is withheld, the persons named as proxies in the accompanying form of proxy will vote for the election of the nominees listed below, or in the discretion of such persons will vote cumulatively for the election of one or more of such nominees. The Board of Directors has no reason to believe that any such nominee will be unable to serve as a director. If, however, any such nominee shall become unavailable, the proxies will have discretionary authority to vote for a substitute nominee. Mr. Robert S. Jepson, Jr., who has served as a director since 1993 with distinction, is not standing for re-election.

    The following tabulation, prepared from information furnished to the Company by the nominees and the continuing directors, shows as to each nominee or continuing director his or her principal occupation and the year in which he or she first became a director, if applicable.

                                    NOMINEES

   NAME AND PRINCIPAL OCCUPATION
-----------------------------------

EUGENE W. MEYER
    Director Since May 11, 1990         Financial Consultant
    Age -- 59                           Hilton Head Island, South Carolina
    (to be elected for a term
    expiring in 1999)

For over five years, Mr. Meyer has been in the financial consulting business. He was previously a Managing Director of Kidder, Peabody & Co., Incorporated, an investment banking and brokerage firm. His experience with that firm included serving as a board member and managing its utility finance department. Mr. Meyer is a Chartered Financial Analyst.

PAUL A. REDMOND
    Director Since August 1, 1980       Chairman of the Board, President and
    Age -- 59                           Chief Executive Officer of the Company
    (to be elected for a term           Spokane, Washington
    expiring in 1999)

Mr. Redmond was appointed Chairman of the Board and Chief Executive Officer of the Company in 1985, and reappointed as President in February 1994. He was employed by the Company in 1965. His experience includes Construction and Maintenance Engineer, Superintendent of Contract Construction, Manager of Construction and Maintenance, and Assistant to the President. He was appointed a Vice President in 1978, Executive Vice President in 1980, President and Chief Operating Officer in 1982, and President and Chief Executive Officer in 1984. Mr. Redmond is also a director of U.S. Bancorp in Portland, Oregon, Chairman of the Board of ITRON, Inc. ("ITRON"), in Spokane, Washington, and Chairman of the Board of Pentzer Corporation (the Company's wholly owned private investment firm) in Spokane, Washington.

                              CONTINUING DIRECTORS

   NAME AND PRINCIPAL OCCUPATION
-----------------------------------

DAVID A. CLACK
    Director Since February 4, 1988     President
    Age -- 61                           Clack and Co.
    (term expiring in 1998)             Spokane, Washington

For over five years, Mr. Clack has been President of Clack and Co., an investment firm headquartered in Spokane, Washington. Previously, Mr. Clack was Chairman of the Board and Chief Executive Officer of Old National Bancorporation of Washington.

   NAME AND PRINCIPAL OCCUPATION
-----------------------------------
DUANE B. HAGADONE
    Director Since May 13, 1966         President
    Age -- 63                           Hagadone Corporation
    (term expiring in 1998)             Coeur d'Alene, Idaho

For over five years, Mr. Hagadone has been owner of the Hagadone Corporation which has its headquarters in Coeur d'Alene, Idaho, and operates three major divisions: Hagadone Communications Company, Hagadone Hospitality Company, and Hagadone Investment Company. Mr. Hagadone is also a director of Coeur d'Alene Mines Corporation in Coeur d'Alene, Idaho.

GENERAL H. NORMAN SCHWARZKOPF
    Director Since November 1, 1993     U.S. Army Retired
    Age -- 61                           Author, Lecturer and Television
                                        Consultant
    (term expiring in 1997)             Tampa, Florida

General Schwarzkopf served as Commander in Chief, United States Central Command, and Commander of Operations, Desert Shield and Desert Storm, prior to his retirement in 1991. Since retirement, General Schwarzkopf has become involved with numerous charitable organizations. He is currently the Chairman of STARBRIGHT Capital Campaign (pediatric pain reduction research), co-founder of the Boggy Creek Gang, National Spokesperson for Prostate Cancer Awareness, National Spokesperson for the Recovery of the Grizzly Bear, and a member of the University of Richmond Board of Trustees and the Nature Conservancy. Additionally, he serves on the following boards: Borg-Warner Security Corporation in Chicago, Illinois, Kuhlman Corporation in Savannah, Georgia, and Remington Arms Company, Inc., in Wilmington, Delaware. General Schwarzkopf is also currently under contract with a major television network.

B. JEAN SILVER
    Director Since May 13, 1988         Certified Public Accountant
    Age -- 69                           Washington State Legislator
    (term expiring in 1997)             Spokane, Washington

Mrs. Silver was a consultant to the City of Spokane in economic development financing from 1981 to 1987. Prior to the consulting work, she was in public accounting. Mrs. Silver has been a Washington State Legislator in Olympia for over ten years.

LARRY A. STANLEY
    Director Since May 10, 1991         President and Chief Executive Officer
    Age -- 67                           Empire Bolt & Screw, Inc.
    (term expiring in 1998)             Spokane, Washington

For over five years, Mr. Stanley has been President and Chief Executive Officer of Empire Bolt & Screw, Inc., a Spokane distribution company which he founded in 1972. He is a past Chairman of the Association of Washington Business and past President of the Inland Northwest Council of Boy Scouts of America. Mr. Stanley is also a board member of the Washington State Governor's Small Business Improvement Council and immediate past Chairman of the Spokane Area Chamber of Commerce. Mr. Stanley also serves on the boards of Output Technology Corporation and CXT Incorporated, both located in Spokane, Washington.

   NAME AND PRINCIPAL OCCUPATION
-----------------------------------
R. JOHN TAYLOR
    Director Since May 10, 1985         Chairman and
    Age -- 46                           Chief Executive Officer
    (term expiring in 1997)             AIA Services Corporation
                                        Lewiston, Idaho

In September 1995, Mr. Taylor was appointed Chairman and Chief Executive Officer of AIA Services Corporation, a life insurance holding company and insurance agency with operations throughout the United States. Prior to that time and for over five years, Mr. Taylor served as President of AIA Services and was its Chief Operating Officer. Mr. Taylor is also Chairman of the Board and Chief Executive Officer of The Universe Life Insurance Company. In addition, he is Chairman of the Board and Chief Executive Officer of Great Fidelity Life Insurance Company of Fort Wayne, Indiana.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table shows the beneficial ownership of Common Stock of the Company held, as of March 1, 1996, by the directors, any nominee for director, each of the executive officers named in the Summary Compensation Table, and directors and executive officers as a group. No director or executive officer owns any of the Company's preferred stock nor do the directors and executive officers as a group own in excess of 1% of the outstanding Common Stock of the Company. Also, no director or executive officer owns, nor do the directors and executive officers as a group own, in excess of 1% of the stock of any indirect subsidiaries of the Company.

                                                                                  AMOUNT AND NATURE OF BENEFICIAL
                                                                                             OWNERSHIP
                                                                               -------------------------------------
                                                                                  DIRECT       INDIRECT      TOTAL
                                                                               ------------  ------------  ---------
W. Lester Bryan..............................................................      8,296         4,441(1)     12,737
David A. Clack(2)............................................................        780         2,000(3)      2,780
Jon E. Eliassen(2)(4)........................................................      7,966        10,718(1)     18,684
Robert D. Fukai..............................................................      6,888         7,725(1)     14,613
Duane B. Hagadone(2).........................................................     55,730                      55,730
Robert S. Jepson, Jr.(2).....................................................     12,780                      12,780
Eugene W. Meyer(2)...........................................................      9,780                       9,780
Nancy J. Racicot.............................................................        892         3,133(1)      4,025
Paul A. Redmond(2)(5)........................................................     34,299(6)     13,397(1)     47,696
General H. Norman Schwarzkopf................................................      2,780                       2,780
B. Jean Silver...............................................................      4,432(7)                    4,432
Larry A. Stanley.............................................................        879         4,405(8)      5,284
R. John Taylor...............................................................      6,395         2,230(9)      8,625
All directors and executive officers as a group, including those listed above
 -- 19 individuals(10).......................................................                                231,692

---------
  (1) Shares held in the Company's 401(k) Investment Plan.

  (2) Mr. Eliassen and directors Clack, Hagadone, Jepson, Meyer, and Redmond each also own 642 shares of restricted stock of Pentzer Financial Services Corporation and 642 shares of stock of Pentzer Jefferson Corp., indirect subsidiaries of the Company. Also, each of these persons owns 107 stock options of Pentzer Jefferson Corp., except for Mr. Redmond who owns 11,358 stock options of Pentzer Jefferson Corp.

  (3) These shares are held in the name of Clack & Co.

  (4) Mr. Eliassen also owns 13,000 stock options of ITRON (a corporation in which the Company's subsidiary, Pentzer Corporation, owns approximately 9% of the outstanding Common Stock).

  (5) Mr. Redmond also owns 2,500 shares of ITRON and 15,500 stock options of ITRON (less than 1% of the outstanding shares).

  (6) Mr. Redmond shares investment and voting power with his spouse.

  (7) Mrs. Silver shares investment and voting power with her spouse.

  (8) Shares are held in a pension/profit-sharing plan not administered by the Company for which Mr. Stanley shares voting and investment power.

  (9) Includes 1,200 shares held in an employee benefit plan not administered by the Company for which Mr. Taylor shares voting and investment power; 352 shares held by Mr. Taylor's spouse of which shares he disclaims beneficial ownership; and 678 shares held by Mr. Taylor as custodian for his children.

 (10) The group of executive officers referred to above includes the Treasurer, Controller, and Corporate Secretary.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors held seven Board meetings in 1995. The attendance during 1995 at all meetings of the Board and at all Board committee meetings averaged 95 percent.

    The Audit Committee assists the Board in overseeing financial reporting, corporate governance and corporate control. The Committee recommends for Board appointment the independent accounting firm that audits the Company's financial statements, and considers the scope and results of audit services provided by the independent auditors and the Company's internal auditors. The Committee discusses accounting and reporting matters and other conditions affecting the Company's operations with management and legal counsel, and reviews financial and operating reports. The Committee consists of directors Meyer, Silver, and Taylor, and held four meetings in 1995.

    The Compensation Committee considers and makes recommendations to the Board with respect to compensation and benefits of executive officers of the Company. The Committee consists of directors Clack, Hagadone, Jepson (who is not standing for re-election), Schwarzkopf, and Stanley, and held four meetings in 1995.

    The Nominating Committee proposes candidates to be nominated by the Board to fill vacancies in the Board that may occur from time to time. The Committee will consider written recommendations for the Board of Directors which are made by shareholders. Recommendations must include detailed biographical material indicating the qualifications the candidate would bring to the Board and must include a written statement from the candidate of willingness and availability to serve. While recommendations may be considered at any time, recommendations for a specific annual meeting must be received by December 1 of the preceding year. Recommendations should be directed to the Corporate Secretary of the Company, 1411 East Mission Avenue, P.O. Box 3727, Spokane, Washington 99220. Only non-employee directors serve on the Committee. The Committee generally holds discussions of Board candidates in conjunction with regular Board meetings. Shareholders may only nominate directors for election at meetings of shareholders in accordance with the procedures set forth in the Bylaws of the Company.

    The Environmental Committee assists the Board in monitoring and overseeing the Company's environmental compliance and performance and provides policy guidance to executive management on environmental issues. The Committee consists of directors Silver and Stanley and an executive officer and two senior management employees of the Company. The Committee held four meetings in 1995.

    The Employee Benefits Committee considers and makes recommendations to the Board with respect to employee benefits. Specifically, the Committee addresses such items as the Investment and Employee Stock Ownership Plan and the Employees' Retirement Plan. The Committee consists of directors Silver and Stanley and three executive officers of the Company. The Committee held one meeting in 1995.

    The Executive Committee expedites board authorizations required to take action on certain corporate business matters when it is not practical for the entire Board to meet. Specifically, the committee is called upon for finance matters such as the issuance of securities through public or private offerings. The Executive Committee consists of directors Clack, Hagadone, Stanley, and Redmond. There were no meetings held in 1995.

                             EXECUTIVE COMPENSATION

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS:

    The Compensation Committee of the Board of Directors (the "Committee") annually reviews and recommends to the full Board compensation levels for executive officers. The Committee also establishes specific strategic corporate performance goals which correspond to short-term and long-term compensation opportunities for executive officers. The Committee is comprised entirely of Board members who are not employees of the Company.

    The Committee's primary objective in establishing compensation opportunities for executive officers is to support the Company's goal of maximizing the value of shareholders' interests. To achieve this objective, the Committee believes it is critical to:

    - Hire, develop, reward, and retain the most competent executives possible, and to provide compensation opportunities which are competitive in the marketplace.

    - Encourage decision-making that enhances shareholder value. The Committee believes that this objective is promoted by providing short-term and long-term incentives which include payment in the form of Company Common Stock.

    - Provide incentive opportunities which link corporate objectives and performance with executive pay.

    - Promote a close identity of interest between management and the Company's shareholders. The Committee believes that this objective is best achieved by tying incentive opportunities to the attainment of corporate and individual goals, and by rewarding positive results through the payment of Company Common Stock.

    The Committee makes recommendations to the Board of Directors pertaining to the Company's executive compensation plans which promote the objectives detailed above. The Committee believes that the Company's compensation plans support the Company's business mission and contribute to the Company's financial success.

    Consummation of the merger between the Company and Sierra Pacific Resources was expected to be finalized during 1995. Because of a delay in the regulatory approval process, however, it was not. Any executive officer of the Company who would have otherwise received stock as compensation within six months prior to the effective date of the merger could have been subject to adverse consequences under federal securities laws. Consequently, the Company could not follow its normal practice of paying earned incentives partly in Common Stock and, therefore, all compensation for executive officers in 1995 was necessarily paid in cash.

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility to the Company of nonexcluded annual compensation in excess of $1 million paid to the Company's chief executive officer and the other four highest-paid executive officers. The Company currently intends to structure the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) without sacrificing flexibility and corporate objectives.

COMPONENTS OF COMPENSATION

  BASE SALARY

    The Committee annually reviews each executive officer's base salary. The factors which influence Committee recommendations regarding base salary include: levels of pay among executives at other utilities, internal pay equity considerations, level of responsibilities, prior experience, breadth of knowledge, and job performance. The Committee considers some or all of these factors as it deems appropriate; there are no formal weightings given to any factor.

    The median increase to executive officers, other than Mr. Redmond, was 2.5% in 1995. The 1995 base salaries for executive officers of the Company remain slightly below the average paid to similarly positioned executive officers of about 100 companies of diverse size, comprised of electric or electric and gas utility companies, utility parent companies, or diversified parent companies participating in the 1994 Edison Electric Institute (EEI) Executive Compensation Survey. This survey includes nearly all companies appearing in the published EEI Index in the Performance Graph. The EEI Compensation Survey is commonly used in the utility industry, and the Compensation Committee believes that it is an appropriate reference for executive salaries.

    With respect to the Chief Executive Officer's compensation in 1995, the Committee determined that a 2.5% increase in base salary for Mr. Redmond was also appropriate. Mr. Redmond's base salary remains above the median compared with that of other chief executive officers with similar responsibilities and broad leadership experience. Compensation data used by the Committee includes the EEI Compensation Survey, specific data for certain Northwest utilities, and general industry data to provide a broad base of information in light of the diversity of the Company's subsidiaries. Mr. Redmond's responsibilities not only include both electric and gas utility operations but also include subsidiary operations of a diverse nature, such as manufacturing of electronic data collection, real estate development, financial services, and manufacturing of retail advertising displays. In addition, the Company operates in several states, thereby requiring quality relationships and interaction with multiple regulatory commissions and public policy leaders. Mr. Redmond has served as CEO of the Company since 1984 and as Chairman and CEO since 1985. In addition, he was reappointed President in February 1994. The Committee and the entire Board of Directors recognize and highly value Mr. Redmond's visionary leadership, breadth of knowledge, complex business and utility experience, and outstanding performance, all of which continue to contribute significantly to the combined long-term success of the Company and its many subsidiaries (direct and indirect).

    Under Mr. Redmond's leadership, the Company achieved a number of corporate and financial goals in 1995:

    - Earnings per share grew by 10 percent to $1.41.

    - The Common Stock price rose to $17.50, a 27 percent improvement; book value per share and return on common equity grew by 3 percent and 7 percent, respectively.

    - Residential and commercial electric revenues increased by a combined $18.8 million and nearly 16,500 customers were added.

    - Wholesale electric revenues increased $17.8 million, or 20 percent.

    - Pentzer Corporation made two additional acquisitions -- The Decker Co. Inc., and Advanced Manufacturing and Development. Subsidiary operations generated $15 million in net income (an 8 percent improvement) and contributed 27 cents (or 19 percent) to overall corporate earnings per share.

    - Washington Water Power continued to maintain its competitive edge as one of the nation's lowest-cost providers of energy, thereby positioning the Company to capture future opportunities.

  EXECUTIVE INCENTIVE COMPENSATION PLAN

    This plan provided the opportunity in 1995 for executive officers including Mr. Redmond to earn annual incentives in addition to their salaries. Mr. Redmond was included in this plan in 1995 since the CEO Incentive Stock Plan was terminated as noted below under "CEO Incentive Stock Plan." The Compensation Committee each year establishes the target amounts as a specified percentage of the executive officer's salary. For 1995, such percentages ranged from 35% to 40% for executive officers and 50% for Mr. Redmond. In the event that various goals (as more fully described under Annual Incentives) are achieved, an executive officer may be entitled to receive the full award and, in the event that certain performance goals have been exceeded, an executive officer may be entitled to receive up to 150% of such targeted percentage. The Committee believes that having as much as 50% of an executive officer's total compensation at risk fosters achievement of the Company's financial performance goals.

    ANNUAL INCENTIVES. Each year, the Committee establishes short-term financial goals which relate to one or more indicators of corporate financial performance. Generally, incentive awards are paid to participating executives under the Executive Incentive Compensation Plan only when the pre-designated financial goals and the individual performance goals are achieved. Because the merger was expected to be consummated during 1995, the Committee did not establish formal corporate financial goals for a performance period which was expected to be less than one year, but instead based the annual incentive award upon the overall financial performance of the Company and the individual performance of each executive. In reviewing the Company's overall financial performance, the Committee considered such corporate performance measures as earnings per share growth, internal cash generation, share price appreciation, return on common equity, book value, dividend payout ratio, and cost management. The evaluation of each executive included a determination of factors including sustained performance of each executive's individual accountabilities, the impact of such individual performance on the business results of the Company, effective leadership of transition efforts, the level of the executive's responsibility, business judgment, technical expertise, management skills, and strategic direction. The relative importance of each of these factors was discretionary on the part of the Committee, and no particular formulas or weights were applied. Based on this assessment process, the executive officers and Mr. Redmond received the maximum award.

    Payouts under the Executive Incentive Compensation Plan are normally made 50% in cash and 50% in Company Common Stock, consistent with the philosophy of the Committee that payment of a portion of the short-term incentive opportunity in the form of Company Common Stock helps strike a balance between the focus of executives on short-term and long-term corporate financial results. Nevertheless, because executive officers who would have otherwise received stock as compensation within six months prior to the effective date of the merger could have been subject to adverse consequences under the federal securities laws, stock could not be granted for 1995 performance and all incentive awards for 1995 were paid in cash. The amounts are reflected in the Summary Compensation Table under the column entitled "Bonus."

    LONG-TERM INCENTIVES. No long-term goals were established for 1995 because it was assumed the merger would close before year-end.

  CEO INCENTIVE STOCK PLAN

    Since the CEO Incentive Stock Plan was a stock-only plan and stock could not be paid to Mr. Redmond in light of the pending merger, as discussed above, the CEO Incentive Stock Plan was terminated by the Board of Directors and Mr. Redmond received no award thereunder.

  COMPENSATION FROM SUBSIDIARIES

    Mr. Redmond serves as Chairman of the Board of Pentzer Corporation, the Company's wholly owned private investment firm and the holding company for the majority of the Company's indirect subsidiaries. Since 1984, Mr. Redmond has also been Chairman of the Board of ITRON, in which Pentzer has a 9 percent investment. As reflected in the Summary Compensation Table, the Board of Directors of Pentzer Corporation, in 1995, unanimously approved a long-term incentive payout to reward Mr. Redmond for his significant long-term contribution to the development and success of ITRON and, specifically, in connection with the sale and performance of ITRON common stock.

    During 1995, Mr. Redmond also received option grants from ITRON and The Decker Co. Inc., an indirect subsidiary of the Company, which grants are also shown in the Summary Compensation Table and the Option Tables. These grants were made by the boards of directors of these companies pursuant to their respective incentive plans.

    None of the awards mentioned above were made by or subject to approval of the Compensation Committee of the Board of Directors of the Company.

SUMMARY

    Each year, the Committee reviews all elements of cash and non-cash compensation paid to executive officers of the Company. The Committee manages all elements of executive pay in order to ensure that overall pay levels are consistent with those provided to similarly situated executives at the Company's competitors; however, depending on variables, such as meeting performance objectives for incentive plans, the Company's executive officers' total compensation could be equal to the median total pay for other executive officers one year, below another year, and above another year. The Committee reviews other companies' total compensation as reflected in survey data. The target for total compensation, generally, is at the median of that paid by other utilities. Finally, the Committee administers the Company's executive compensation plans to foster the Company's objectives of linking executive pay to improved Company financial performance and increased shareholder value.

                     Members of the Compensation Committee

       David A. Clack       Duane B. Hagadone       Robert S. Jepson, Jr.
              General H. Norman Schwarzkopf       Larry A. Stanley

                           SUMMARY COMPENSATION TABLE

                                                            ANNUAL COMPENSATION(1)
                                 -----------------------------------------------------------------------------
                                        SALARY($)                             BONUS($)
NAME AND PRINCIPAL               -----------------------     TOTAL    -------------------------      TOTAL
POSITION                   YEAR  UTILITY(2)   NONUTILITY   SALARY($)  UTILITY(2)    NONUTILITY      BONUS($)
-------------------------  ----  ----------   ----------   ---------  ----------   ------------   ------------
P.A. Redmond ............  1995   $376,590     $135,352     $511,942   $283,589    $101,931       $385,520(12)
  Chairman of the Board,   1994   $338,767     $159,975     $498,742
  President & Chief        1993   $213,518     $270,649     $484,167               $286,815(3)    $286,815
  Executive Officer
W.L. Bryan...............  1995   $181,659                  $181,659   $109,440                   $109,440(12)
  Senior Vice President    1994   $176,976                  $176,976
  Rates & Resources        1993   $171,819                  $171,819               $ 20,699(10)   $ 20,699
J.E. Eliassen............  1995   $147,407     $ 34,252     $181,659   $ 88,800    $ 20,640       $109,440(12)
  Vice President Finance   1994   $144,462     $ 32,514     $176,976
   &
  Chief Financial Officer  1993   $142,564     $ 29,255     $171,819
R.D. Fukai...............  1995   $165,142                  $165,142   $ 87,053                   $ 87,053(12)
  Vice President           1994   $160,886                  $160,886
   Corporate
  Services, Human          1993   $156,197                  $156,197
   Resources & Marketing
N.J. Racicot.............  1995   $165,142                  $165,142   $ 87,053                   $ 87,053(12)
  Vice President           1994   $157,752                  $157,752
  Operations               1993   $128,262                  $128,262

                                               LONG-TERM COMPENSATION(1)
                           ------------------------------------------------------------------
                                                                 PAYOUTS
                                                         ------------------------
                                    AWARDS($)                                         TOTAL
                           ---------------------------     LONG-TERM INCENTIVE      LONG-TERM
                           RESTRICTED    SECURITIES             PAYOUTS($)          INCENTIVE
NAME AND PRINCIPAL           STOCK       UNDERLYING      ------------------------    PAYOUTS    ALL OTHER
POSITION                    AWARDS     OPTIONS/SARS(#)   UTILITY(2)   NONUTILITY       ($)     COMP.($)(9)
-------------------------  ---------   ---------------   ----------   -----------   ---------  -----------
P.A. Redmond ............                  25,000(13)                 $236,805(7)    $236,805    $41,063
  Chairman of the Board,                   26,695(11)                 $828,661(7)    $828,661    $36,992
  President & Chief        $1,952(4)       43,975(5)     $70,950(6)   $385,161(8)    $456,111    $28,375
  Executive Officer
W.L. Bryan...............                                                                        $ 6,053
  Senior Vice President                                                                          $ 7,127
  Rates & Resources                                                                              $ 7,349
J.E. Eliassen............                  10,857(13)                                            $56,054
  Vice President Finance                    3,414(11)                                            $29,643
   &
  Chief Financial Officer  $1,952(4)        2,606(5)                                             $14,940
R.D. Fukai...............                                                                        $13,963
  Vice President                                                                                 $19,647
   Corporate
  Services, Human                                                                                $29,175
   Resources & Marketing
N.J. Racicot.............                                                                        $13,683
  Vice President                                                                                 $12,460
  Operations                                                                                     $ 8,885

---------
Notes to Summary Compensation Table:

 (1) Includes any amounts deferred pursuant to the Executive Deferral Plan. This plan allows executive officers the opportunity to defer until their retirement or until their earlier termination, disability or death, up to 75% of their base salary and/or up to 100% of any cash awarded under the provisions of the Executive Incentive Compensation Plan. Accumulated deferred compensation is credited with earnings at a nonpreferential rate.

 (2) Only compensation charged to utility operations is recovered as an expense for ratemaking purposes.

 (3) Amount received from Pentzer Corporation as a bonus in connection with the sale of Northwest Telecommunications, Inc.

 (4) Messrs. Redmond and Eliassen, as directors of Pentzer Corporation, were each granted (i) on December 31, 1992, 642 shares of restricted stock of Pentzer Jefferson Corp. and (ii) on February 26, 1993, 642 shares of restricted stock of Pentzer Financial Services Corporation. The restricted stock vests at the end of three years; vesting can be accelerated upon death, disability or change in control. No dividends are payable. Under certain circumstances, Messrs. Redmond and Eliassen can require the issuers to repurchase the stock at adjusted book value at the time of such repurchase. The Pentzer Jefferson restricted stock vested on December 31, 1995. As of December 31, 1995, Messrs. Redmond and Eliassen each held a total of 642 shares of restricted stock of Pentzer Financial Services valued at $7,505. No other named executive officers own any restricted stock.

 (5) Option grants to Mr. Redmond received as a director of ITRON and of certain of the Company's indirect subsidiaries: Imfax -- 10,442; Pentzer Financial Services -- 10,733; Pentzer Jefferson Corp. -- 11,358; ITRON -- 1,000 and Graphic Communications, Inc. -- 10,442. Option grants to Mr. Eliassen received as a director of ITRON and of certain of the Company's indirect subsidiaries: Imfax -- 696; Pentzer Jefferson Corp. -- 107; Pentzer Financial Services -- 107; ITRON -- 1,000; and Graphic Communications, Inc. -- 696.

 (6) The dollar value of 4,000 shares of Company Common Stock received as a long-term incentive payout under the CEO Incentive Stock Plan.

 (7) Amount  received   from   Pentzer  Corporation   as   long-term   incentive
     compensation in connection with the performance and sale of common stock of ITRON.

 (8) Amount   received   from   Pentzer  Corporation   as   long-term  incentive
     compensation in connection with the performance and subsequent sale of Pentzer Energy Services, Inc.

 (9) Includes employer contributions under both the Executive Deferral Plan and the Investment and Employee Stock Ownership Plan (401(k) plan), pursuant to which the Company matches 75% of each executive officer's deferral up to 6% of salary. Also includes payments for unused, paid time-off accrued under the Company's One-Leave Program. Amounts for 1995 under the deferral plan were: Redmond -- $15,513; Bryan -- $2,025; Eliassen $1,219; Fukai -- $835;
     Racicot -- $1,744. Amounts for 1995 under the 401(k) plan were: Redmond $6,750; Bryan -- $4,028; Eliassen -- $6,750; Fukai -- $6,750; Racicot --
     $5,561. Amounts for 1995 under the One-Leave Program were: Redmond -- $0; Bryan -- $0; Eliassen -- $27,185 (310 hrs.); Fukai -- $6,378 (80 hrs.);
     Racicot -- $6,378 (80 hrs.). Includes 1995 ITRON director fees for Redmond of $18,800 and Eliassen of $20,900.

(10) From Pentzer Energy Services, Inc.

(11) Option grants to Mr. Redmond received as a director of ITRON and of certain of the Company's indirect subsidiaries: The Form House, Inc. -- 12,195; Safety Speed Cut Mfg. Co., Inc. -- 12,500; and ITRON -- 2,000. Option grants to Mr. Eliassen received as a director of ITRON and of certain of the Company's indirect subsidiaries: The Form House -- 700; Safety Speed Cut -- 714; and ITRON -- 2,000.

(12) Amount received under the Executive Incentive Compensation Plan for 1995 performance.

(13) Option grants to Mr. Redmond received as a director of ITRON and of The Decker Co. Inc., an indirect subsidiary of the Company: ITRON -- 10,000; and Decker -- 15,000. Option grants to Mr. Eliassen received as a director of ITRON and of Decker: ITRON -- 10,000; and Decker -- 857.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF
                                                                                            STOCK PRICE
                                                                                          APPRECIATION FOR
                                  INDIVIDUAL GRANTS                                         OPTION TERM
--------------------------------------------------------------------------------------  --------------------
                                  NUMBER OF
                                 SECURITIES      % OF TOTAL
                                 UNDERLYING     OPTIONS/SARS
                                  OPTIONS/       GRANTED TO     EXERCISE OR
                                    SARS        EMPLOYEES IN    BASE PRICE   EXPIRATION
NAME                             GRANTED(#)      FISCAL YEAR      ($/SH)       DATE       5%($)     10%($)
----                            -------------  ---------------  -----------  ---------  ---------  ---------
P.A.Redmond
  ITRON.......................      10,000(2)          2.1%      $   24.50   04/25/05   $ 154,079  $ 390,467
  Decker......................      15,000(3)         20.3%      $    3.83   04/30/05   $  36,130  $  91,500
J.E.Eliassen
  ITRON.......................      10,000(2)          2.1%      $   24.50   04/25/05   $ 154,079  $ 390,467
  Decker......................         857(3)          1.1%      $    3.83   04/30/05   $   2,065  $   5,228

---------
(1) No option grants were made by the Company. The exercise price is at fair market value on the date of grant.

(2) Granted pursuant to the ITRON Restated Stock Option Plan for Non-Employee Directors on April 25, 1995. All options were exercisable immediately upon grant.

(3) Granted pursuant to The Decker Co., Inc. 1995 Stock Option Plan on May 1, 1995. Vests in whole on December 31, 1998, subject to the right of The Decker Co. board to accelerate at any time. The value of the options is based on book value per share.

                       AGGREGATED OPTION/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF SECURITIES
                                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                       OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                    SHARES                               FY-END (#)                   AT FY-END ($)
                                  ACQUIRED ON        VALUE       ---------------------------   ---------------------------
NAME                             EXERCISE (#)     REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ---------------   ------------   -----------   -------------   -----------   -------------
P.A. Redmond..................                                    26,858(1)      71,312(2)      $221,850(1)   $447,773(3)
J.E. Eliassen.................      1,500(4)         $43,073      13,107(5)       3,770(6)      $144,750(5)   $ 21,932(3)

---------
(1) 2,500 ITRON stock options valued at $30.84 per share ($2.91 exercise price); 1,000 ITRON stock options valued at $20.25 per share ($13.50 exercise price); and 2,000 ITRON stock options valued at $16 per share ($17.75 exercise price); 10,000 ITRON stock options valued at $9.25 per share ($24.50 exercise price); and 11,358 Pentzer Jefferson stock options valued at $0 per share ($0.002 exercise price); all as of December 31, 1995.

(2) 10,442 Imfax stock options; 10,733 Pentzer Financial Services stock options; 10,442 Graphic Communications stock options; 12,195 Form House stock options; 12,500 Safety Speed Cut stock options; and 15,000 Decker stock options.

(3) Imfax stock options valued at $0 per share; Pentzer Financial Services stock options valued at $10.29 per share; Graphic Communications stock options valued at $15.42 per share; Form House stock options valued at $8.15 per share; Safety Speed Cut stock options valued at $3.37 per share; and Decker stock options valued at $2.32 per share; all as of December 31, 1995.

(4) ITRON stock options ($2.91 exercise price).

(5) 1,000 ITRON stock options valued at $20.25 per share ($13.50 exercise price); 2,000 ITRON stock options valued at $16 per share ($17.75 exercise price); and 10,000 ITRON stock options valued at $9.25 per share ($24.50 exercise price); 107 Pentzer Jefferson stock options valued at $0; all as of December 31, 1995.

(6) 696 Imfax stock options; 107 Pentzer Financial Services stock options; 696 Graphic Communications stock options; 700 Form House stock options; 714 Safety Speed Cut stock options; and 857 Decker stock options.

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                             ----------------------------------------------------------
REMUNERATION                                     15          20          25          30          35
------------                                 ----------  ----------  ----------  ----------  ----------
$125,000...................................  $   46,875  $   62,500  $   78,125  $   93,750  $   93,750
$150,000...................................  $   56,250  $   75,000  $   93,750  $  112,500  $  112,500
$175,000...................................  $   65,625  $   87,500  $  109,375  $  131,050  $  131,050
$200,000...................................  $   75,000  $  100,000  $  125,000  $  150,000  $  150,000
$225,000...................................  $   84,375  $  112,500  $  140,625  $  168,750  $  168,750
$250,000...................................  $   93,750  $  125,000  $  156,250  $  187,500  $  187,500
$300,000...................................  $  112,500  $  150,000  $  187,500  $  225,000  $  225,000
$400,000...................................  $  150,000  $  200,000  $  250,000  $  300,000  $  300,000
$450,000...................................  $  168,750  $  225,000  $  281,250  $  337,500  $  337,500
$500,000...................................  $  187,500  $  250,000  $  312,500  $  375,000  $  375,000
$550,000...................................  $  206,250  $  275,000  $  343,750  $  412,500  $  412,500
$600,000...................................  $  225,000  $  300,000  $  375,000  $  450,000  $  450,000
$650,000...................................  $  243,750  $  325,000  $  406,250  $  487,500  $  487,500

    The table  above  reflects benefits  pursuant  to the  Retirement  Plan  for
Employees   and  the  Supplemental  Executive  Retirement  Plan.  The  Company's
Retirement Plan for Employees provides a retirement benefit based upon employees' compensation and years of service. Earnings credited for retirement purposes represent the final average annual base salary earnings of the employee for the highest 36 consecutive months during the last 120 months of service with the Company. Base salary for the named executive officers is the amount under "Total Salary" in the Summary Compensation Table.

    The Supplemental Executive Retirement Plan provides additional pension benefits to executive officers of the Company who have attained the age of 55, and a minimum of 15 years of benefit service with the Company. The plan is intended to provide benefits to executive officers whose pension benefits under the Company's Retirement Plan are reduced due to the application of Section 415 of the Internal Revenue Code of 1986 and the deferral of salary pursuant to the Executive Deferral Plan. When combined with the Retirement Plan, the plan will provide benefits to executive officers, other than the Chief Executive Officer, who retire at age 62 or older, of 2.5 percent of the final average annual base earnings during the highest 60 consecutive months during the last 120 months of service, for each year of service up to 30 years. When combined with the Retirement Plan, the plan will provide benefits to the Chief Executive Officer who retires at age 65, of 3.0% of final average base earnings during the highest 36 consecutive months during the last 120 months of service, for each year of service up to 30 years. Benefits will be reduced for executives who retire before age 62.

    Benefits for both plans are calculated based on a straight-life annuity, paid on a monthly basis and are not subject to reduction for offset amounts. Years of credited service for listed executive officers are as follows:

                                                                  YEARS OF
                                                                  CREDITED
NAME                                                               SERVICE
----                                                              ---------
P. A. Redmond...................................................     30
W. L. Bryan.....................................................     25
J. E. Eliassen..................................................     25
R. D. Fukai.....................................................     23
N. J. Racicot...................................................     24

                             DIRECTORS COMPENSATION

    Set  forth below is a description of compensation for non-employee directors
for  services  rendered  during  1995,   and  a  discussion  of  the   Company's
compensation program for non-employee directors for 1996.

    During calendar year 1995, directors who were not employees of the Company received an annual retainer of $20,000, plus $1,000 for each meeting of the Board of Directors or any committee meeting of the Board of Directors attended. Directors who served as Board committee chairpersons and who therefore have additional responsibility and time requirements associated with Board membership received an additional $2,000 retainer. The Company has in the past paid a portion of the directors' retainer in the form of Company Common Stock. However, during 1995 and unlike 1994, the Company was unable to pay directors a portion of their annual retainer in Company Common Stock because of the pending merger. Directors who would have otherwise received stock as part of their retainer within six months prior to the effective date of the merger could have been subject to adverse consequences under federal securities laws.

    Effective January 1, 1996, directors who are not employees of the Company will be paid an annual base retainer of $30,000, plus $1,200 for each meeting of the Board of Directors or any committee meeting of the Board of Directors and a per diem travel fee of $1,200. Directors who serve as Board committee chairpersons will be paid an additional $4,000 retainer. Payment of two-thirds of the annual base retainer will be made automatically in Company Common Stock, pursuant to The Washington Water Power Company Non-Employee Director Stock Plan, which is being presented to the shareholders for approval at this Annual Meeting and which is described in greater detail later in this Proxy Statement.

    At its February 1996 meeting, the Board of Directors also approved a stock ownership expectation for all members of the Board. All continuing directors are expected to own $100,000 of Company Common Stock within five years of the 1996 Annual Meeting, and any new directors are expected to own the same amount within five years of their becoming a board member. This expectation and the new Non-Employee Director Stock Plan both illustrate the Board's philosophy of increased stock ownership for all members of the Board in order to further strengthen the commonality of interest between the Board of Directors and shareholders.

    Until December 31, 1995, directors who were not employees of the Company, upon request to the Company, were reimbursed for the premium any such director was required to pay with respect to accident and health insurance covering such director and his/her dependents up to the contribution rate determined for employees participating in the Company's accident and health plan. This plan was terminated effective January 1, 1996.

    Directors who are not employees of the Company were previously afforded the opportunity to participate in the Executive Deferral Plan. The plan allowed directors to defer not less than $2,000 of their annual compensation until their retirement or until their earlier termination, disability or death. Directors could defer up to 100 percent of all compensation and/or fees received. Deferred compensation was credited with interest semiannually at a nonpreferential rate. This plan was terminated effective January 1, 1996.

    Directors who are not employees of the Company and who are directors prior to this Annual Meeting have available to them an Outside Director Retirement Plan. The Board has amended the Outside Director Retirement Plan so that the "annual retainer fee" as described below used to calculate benefits now excludes the two-thirds portion of the annual base retainer automatically paid to directors in Company Common Stock pursuant to the new Non-Employee Director Stock Plan. In addition, at its February 1996 meeting, the Board unanimously voted that any directors newly-elected at the 1996 Annual Meeting or thereafter shall not be entitled to any benefits under the retirement plan. Under the plan, outside directors with at least five years of service become eligible for normal retirement benefits upon the attainment of age 70. The normal retirement benefit equals 5 percent of the cash portion of the director's annual base retainer ($10,000 for 1996) for the calendar year in which the director resigns or otherwise terminates service multiplied by each full year of service not to exceed 20 years. A director with at least five years of service can elect to choose early retirement but, in such case, the normal retirement benefit is reduced by 4 percent for each year that the retirement precedes age 70. Benefits under the plan continue for the life of the director. The plan also provides for post-retirement and pre-retirement survivor benefits at the rate of 50 percent of the retirement benefit which would have otherwise been paid at the date of the eligible director's death. In addition, should disability occur prior to age 70, an eligible director is entitled to a disability benefit equal to the early retirement benefit. In the event of a change of control (excluding the merger), an eligible outside director shall become immediately entitled to a normal retirement benefit and, upon any change in control, any outside director with at least one year of service shall become eligible for such benefit and will be credited with a minimum of five years of service. Further, all benefits being paid at the date of any change in control shall continue for the life of the outside director or his/her survivor.

               EMPLOYMENT AGREEMENTS AND OTHER COMPENSATORY PLANS

EMPLOYMENT AGREEMENTS

    On June 24, 1994, the Company entered into a three-year employment contract with Mr. Redmond. Also, in June 1994, Mr. Redmond entered into an employment agreement with Altus, the Company, SPR, and SPPC to become effective upon consummation of the proposed merger ("Effective Time"). Pursuant to this agreement, Mr. Redmond will serve as Chairman of the Board (assuming his election to the board of directors by the stockholders) and Chief Executive Officer of Altus from and after the Effective Time until January 1, 1999. At January 1, 1999, Mr. Redmond will retire as CEO of Altus. From January 1, 1999 until January 1, 2002, Mr. Redmond will continue to serve as Chairman of the Board of Altus (assuming his election by stockholders, as aforesaid) unless he shall have elected not to remain in the employment of Altus. Pursuant to each of the employment agreements, Mr. Redmond will receive an annual base salary of not less than the amount of his then current base salary. Mr. Redmond will also be eligible to participate in all other incentive, stock option, performance award, savings, retirement, and welfare plans applicable generally to employees. The employment agreements also provide that if Mr. Redmond's employment is terminated (except a termination for Cause as defined in the agreements) or if Mr. Redmond terminates employment for Good Reason (as defined in the agreements), the company, or its successor, (a) will pay Mr. Redmond a cash amount equal to three times his annual base salary, (b) will pay the value of benefits to which he would have been entitled had he remained in employment until the end of the term of employment under the company's pension plan(s), supplemental executive retirement plan(s), disability plan(s), and such other benefit plan(s) as may be adopted from time to time, (c) will continue medical and welfare benefits for the life of Mr. Redmond and his spouse and (d) with respect to any incentive or similar plan awards, all options shall vest in full and become immediately exercisable, all restrictions shall lapse with respect to any restricted stock, and any other types of awards shall vest in full and become immediately exercisable or payable, subject to proration of any awards that are subject to performance criteria. In no case will termination benefits payable exceed three times base salary less $1.

    In addition, on June 24, 1994, the Company entered into three-year employment contracts with Messrs. Bryan, Eliassen, and Fukai, and Ms. Racicot. If the employment of any of these executive officers is terminated by the Company (except a termination for Cause or Disability as defined in the agreements) or the executive officer terminates employment for Good Reason (as defined in the agreements), the Company, or its successor, (a) will pay the executive officer (or his/her beneficiary) a cash amount equal to the sum of (i) the annual base salary through the end of the employment period and (ii) one month's salary for each year of service with the Company (with a minimum of 12 months' salary payable), (b) will continue medical and welfare benefits for the executive officer for 18 months, and (c) will pay whatever benefits the executive officer may be entitled to under various benefit plans to the extent unpaid, in accordance with the terms of the plans. In no case will termination benefits payable exceed three times base salary less $1.

SUPPLEMENTAL EXECUTIVE DISABILITY PLAN

    The Supplemental Executive Disability Plan provides specified benefits to executive officers of the Company who become disabled so as to be unable to perform any and every duty of his or her occupation. The plan provides a benefit equal to 60 percent of the executive officer's base annual wage at the date of disability reduced by the aggregate amount, if any, of disability benefits provided for under the Company's Long-Term Disability Plan for employees, worker's compensation benefits, and any benefit payable under provisions of the Federal Social Security Act. Benefits will be payable for a period of time not to exceed the earlier of the executive officer's date of retirement or age 65.

EXECUTIVE INCOME CONTINUATION PLAN

    The Executive Income Continuation Plan provides benefits to the beneficiaries of executive officers who die during their term of office or after retirement. Under the plan, an executive officer's designated beneficiary will receive, as elected by the executive officer, either (a) a lump sum equal to twice the executive officer's annual base salary at the time of death (or if death occurs after retirement, a lump sum equal to twice the executive officer's annual pension benefit) or (b) one quarter of such sum paid in each year over a ten-year period commencing within thirty days of the executive's death.

                               PERFORMANCE GRAPH

     COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS -- WASHINGTON WATER POWER
                              VS. INDUSTRY INDEXES

 ASSUMES $100 WAS INVESTED IN WWP AND EACH INDEX ON DECEMBER 31, 1990 AND THAT
                    ALL DIVIDENDS WERE REINVESTED WHEN PAID.

                                    12/31/90   12/31/91   12/31/92   12/31/93   12/31/94   12/31/95
WWP...............................   $100.00    $119.26    $136.49    $154.81    $123.77    $168.69
EEI...............................   $100.00    $128.87    $138.69    $154.11    $136.28    $178.56
S&P 500...........................   $100.00    $130.47    $140.41    $154.58    $156.62    $215.43

---------
(1) A composite stock  price index of  500 key companies  in 90 industry  groups
    divided   into  four  major  industry  categories  (industrials,  utilities, financials, and transportations).

(2) A composite stock price index of 100 of the largest publicly-traded electric and combination (electric and natural gas) utilities.

                                   PROPOSAL 2
                        NON-EMPLOYEE DIRECTOR STOCK PLAN

    At its meeting on February 13, 1996, the Board of Directors of the Company adopted The Washington Water Power Company Non-Employee Director Stock Plan (the "Director Stock Plan" or the "Plan"), subject to approval by shareholders.

    The following summary of the Director Stock Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Plan, a copy of which is set forth in Annex A hereto.

    PURPOSE AND EFFECTIVE DATE. The purpose of the Director Stock Plan is to provide for ownership of Company Common Stock by non-employee members of the Board of Directors in order to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company, to provide competitive compensation for Board service, and to further strengthen the commonality of interest between directors and shareholders. The Director Stock Plan became effective January 1, 1996 (the "Effective Date"), subject to shareholder approval.

    ADMINISTRATION OF THE PLAN. The Director Stock Plan is intended to be a formula plan for purposes of Rule 16b-3 of the Exchange Act. The Plan will be administered by a committee appointed by the Board of Directors (the "Committee") and will consist of at least three persons (who need not be directors) who are not eligible to participate in the Plan.

    SHARES SUBJECT TO THE DIRECTOR STOCK PLAN. The Director Stock Plan authorizes the grant of up to 150,000 shares of Company Common Stock. Shares may be authorized but unissued shares of Common Stock or shares purchased on the open market. The market value of Company Common Stock as of March 15, 1996 was $18.25 per share.

    If any corporate transaction occurs that causes a change in the Company's capitalization, the Committee shall make adjustments to the number of shares that may be issued as it deems appropriate to prevent dilution or enlargement of participants' rights.

    ELIGIBILITY AND PARTICIPATION. Non-employee directors of the Company and of any of its subsidiaries (to the extent approved by the Board of Directors of the Company and the board of such subsidiary) will participate in the Director Stock Plan. The number of directors who will be eligible initially to participate under the Plan will be eight.

    AMENDMENT AND TERMINATION OF THE DIRECTOR STOCK PLAN. Unless previously terminated by the Board, the Director Stock Plan will terminate on the tenth anniversary of the Effective Date. The Board may amend, suspend, or terminate the Director Stock Plan at any time; provided that no amendment requiring shareholder approval for the Director Stock Plan to continue to comply with Rule 16b-3 under the Exchange Act will be effective unless approved by the shareholders and no amendment, suspension, or termination shall adversely affect any right under any grant to a participant without the consent of the participant. In addition, any provisions of the Plan stating the amount, price, and timing of shares to be granted may not be changed more than once every six months, except as required by law.

    AWARDS UNDER THE DIRECTOR STOCK PLAN. The Director Stock Plan provides for each non-employee director who served as such at any time during a Plan Year to receive a stock payment as a portion of the annual retainer payable to such director. The number of shares to be issued to each non-employee director shall be determined by dividing the applicable market price into two-thirds of the base annual retainer payable to such director. The stock payment is made on the first business day after the Annual Meeting of Shareholders or such later date during a Plan Year that a director becomes a non-employee director.

    The Director Stock Plan also provides the non-employee director with the right to elect (i) to increase the amount of Company Common Stock that will be purchased by decreasing the balance of his/her annual retainer and (ii) to defer receipt of the Common Stock to a specified future date or dates. The Plan provides that each year the non-employee director will receive, as additional compensation and not as dividends, cash payments equal to the dividends that would have been payable to such non-employee director on the deferred shares. Non-employee directors shall be unsecured creditors of the Company with respect to the deferral.

                               NEW PLAN BENEFITS
                        NON-EMPLOYEE DIRECTOR STOCK PLAN

                                                                                  DOLLAR
                                                                                   VALUE      NUMBER OF
POSITION                                                                         OF SHARES     SHARES
--------                                                                        -----------  -----------
Each Non-Employee Director....................................................   $  20,000        1,095
All Non-Employee Directors(8).................................................   $ 160,000        8,760

    The above table reflects the approximate number of shares of Company Common Stock to be granted pursuant to the Plan on May 14, 1996, subject to approval of the Plan by shareholders. The number of shares is calculated based on two-thirds of the annual retainer converted into shares at a price of $18.25 per share, which was the closing price of Company Common Stock on March 15, 1996. The actual number of shares to be granted will be based on the price paid to purchase the stock on the open market.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors appoints the independent accountants that audit the financial statements of the Company. It's anticipated that the Board of Directors will formally appoint the independent accountants for continuing audit work in 1996 at their next board meeting. Deloitte & Touche LLP currently serves as such independent accountants, has conducted consolidated annual audits of the Company for many years, and is one of the world's largest firms of independent certified public accountants. A representative of Deloitte & Touche is expected to be present at the meeting with the opportunity to make a statement if he/she desires to do so, and such representative is expected to be available to respond to appropriate questions.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

    A copy of the Company's Annual Report to Shareholders for the year 1995, including financial statements, accompanies this Proxy Statement.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that others intend to present business at the meeting. If, however, other matters requiring the vote of the shareholders properly come before the meeting or any adjournment or adjournments thereof, the persons named in the accompanying form of proxy will have discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals intended for inclusion in the proxy materials for the 1997 Annual Meeting of Shareholders must be received by the Company, no later than November 29, 1996. Such proposals should be directed to the Corporate Secretary of the Company, 1411 East Mission Avenue, P.O. Box 3727, Spokane, Washington 99220.

                            EXPENSE OF SOLICITATION

    The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by the Company primarily by mail, but may also be solicited personally and by telephone at nominal expense to the Company by directors, officers, and regular employees of the Company. In addition, the Company has engaged Beacon Hill Partners, Inc., at a cost of $3,500 plus out-of-pocket expenses, to solicit proxies in the same manner. The Company will also request banks, brokerage houses, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy soliciting material and the Company's 1995 Annual Report to Shareholders to the beneficial owners of such stock, and the Company will reimburse such record holders for their expenses in connection therewith.

                                          By order of the Board of Directors,

                                          TERRY L. SYMS
                                          CORPORATE SECRETARY

Spokane, Washington
March 29, 1996

                                                                         ANNEX A

                       THE WASHINGTON WATER POWER COMPANY
                        NON-EMPLOYEE DIRECTOR STOCK PLAN

    1. ESTABLISHMENT, PURPOSE AND DURATION OF THE PLAN

        (a) The Washington Water Power Company hereby establishes "The Washington Water Power Company Non-Employee Director Stock Plan" (hereinafter referred to as the "Plan"), as set forth in this document. The Plan provides for the automatic grant of Common Stock to Non-Employee Directors.

        (b) The Plan shall become effective as of January 1, 1996 (the "Effective Date"), subject to shareholder approval, and shall remain in effect as provided herein.

        (c) The purpose of the Plan is to provide ownership of the Company's Common Stock to non-employee members of the Board of Directors in order to improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company, to provide competitive compensation for Board service and to strengthen the commonality of interest between directors and shareholders.

        (d) The Plan shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Section 13, until all shares subject to the Plan have been purchased or acquired according to the Plan's provisions. Unless previously terminated by the Board, the Plan will terminate on the tenth anniversary of the Effective Date.

    2. DEFINITIONS

    When used herein, the following terms shall have the respective meanings set forth below:

        (a) "ANNUAL RETAINER" means the annual retainer payable to all Non-Employee Directors (exclusive of any per meeting fees, committee chair fees or expense reimbursements). The Annual Retainer shall be prorated based on the number of calendar months (including partial calendar months) a director has served (or is expected to serve) during a Plan Year as a Non-Employee Director, for any director who is newly-elected or appointed to, or leaves, the board of directors of a Participating Company during a Plan Year.

        (b) "ANNUAL MEETING OF SHAREHOLDERS" means the annual meeting of shareholders of the Company at which directors of the Company are elected.

        (c) "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company.

        (d) "COMMITTEE" means a committee whose members meet the requirements of
    Section 4(a) hereof, appointed from time to time by the Board to administer the Plan.

        (e) "COMMON STOCK" means the common stock, no par value, of the Company.

        (f) "COMPANY" means The Washington Water Power Company, a Washington corporation, or any successor corporation as provided in Section 15 herein.

        (g) "EFFECTIVE DATE" of the Plan means January 1, 1996.

        (h) "EMPLOYEE" means any officer or employee of the Company or of any Subsidiary (whether or not such Subsidiary participates in the Plan). Directors who are not otherwise employed by the Company shall not be considered employees for purposes of the Plan.

        (i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        (j) "NON-EMPLOYEE DIRECTOR" or "PARTICIPANT" means any person who is elected or appointed to the board of directors of any Participating Company and who is not an Employee.

        (k) "PARTICIPATING COMPANY" means the Company and any Subsidiary of the Company whose participation in the Plan has been approved by both the Company's and such Subsidiary's board of directors.

        (l) "PLAN" means the Company's Non-Employee Director Stock Plan as set forth herein, as it may be amended from time to time.

        (m) "PLAN YEAR" means the period commencing on the Effective Date of the Plan and ending December 31, 1996 and, thereafter, the calendar year.

        (n) "STOCK PAYMENT" means the fixed portion of the Annual Retainer to be paid to Non-Employee Directors in shares of Common Stock rather than cash for services rendered as a director of a Participating Company as provided in Section 6 hereof including that portion of the Stock Payment resulting from the election specified in Section 7 hereof.

        (o)   "SUBSIDIARY"  means   any  corporation   that  is   a  "subsidiary
    corporation" of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

    3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN

    Subject to Section 9 below, the maximum aggregate number of shares of Common Stock that may be delivered under the Plan is one hundred fifty thousand (150,000) shares. The Common Stock to be delivered under the Plan will be made available from authorized but unissued shares of Common Stock or through purchases made on the open market.

    4. ADMINISTRATION OF THE PLAN

        (a) The Plan will be administered by a committee appointed by the Board, consisting of three or more persons who are not eligible to participate in the Plan. Members of the Committee need not be members of the Board. The Company shall pay all costs of administration of the Plan.

        (b) Subject to the express provisions of the Plan, the Committee has and may exercise such powers and authority of the Board as may be necessary or appropriate for the Committee to carry out its functions under the Plan. Without limiting the generality of the foregoing, the Committee shall have full power and authority (i) to determine all questions of fact that may arise under the Plan, (ii) to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan and
    (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limitation, any rules which the Committee determines are necessary or appropriate to ensure that the Company, each Participating Company and the Plan will be able to comply with all applicable provisions of any federal, state or local law, including securities laws. All interpretations, determinations and actions by the Committee will be final, conclusive and binding upon all parties. Any action of the Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote at a meeting of the Committee (at which members may participate by telephone) or by the unanimous written consent of its members.

    5. PARTICIPATION IN THE PLAN

        (a) All Non-Employee Directors shall participate in the Plan, subject to the conditions and limitations of the Plan, so long as they remain eligible to participate in the Plan as set forth below.

        (b) No Non-Employee Director shall be eligible for a Stock Payment if, at the time said Stock Payment will be made, such Non-Employee Director owns (or is deemed to own) directly or indirectly, shares of Common Stock representing more than five percent of the total combined voting power of all classes of stock of the Company. Any such Non-Employee Director shall receive his or her Annual Retainer in cash, payable at such time or times as may be determined by the appropriate Participating Company's board of directors.

    6. DETERMINATION OF ANNUAL RETAINERS AND STOCK PAYMENTS

        (a) The Board shall determine the Annual Retainer for all Non-Employee Directors of the Company. The boards of directors of the other Participating Companies shall determine the Annual Retainer for their respective Non-Employee Directors.

        (b) Each director of one or more Participating Companies who is a Non-Employee Director at any time during a Plan Year shall receive a Stock Payment as a portion of the Annual Retainer payable to such director. The Stock Payment shall be made on the first business day following (i) the Company's Annual Meeting of Shareholders held during such Plan Year or (ii) such later date during the Plan Year that the director is elected or appointed to the board of directors of a Participating Company or becomes a Non-Employee Director. The number of shares to be issued to each Participant as a Stock Payment shall be determined by dividing the Market Price into two-thirds of the Annual Retainer payable to such Participant; provided, however, that no fractional shares shall be issued. The Market Price of Common Stock issued by the Company under the Plan shall be the average daily high and low sale prices of the Common Stock as reported in the consolidated transaction reporting system for all trading days during the calendar month preceding the date the Stock Payment is made. The Market Price for shares purchased on the open market shall be that amount actually paid for the purchase of such stock, excluding any brokerage commissions and related fees. Certificates evidencing the shares of Common Stock constituting Stock Payments shall be registered in the respective names of, or as directed by, the Participants and shall be issued, together with a cash payment for any fractional share, to each Participant. The cash portion of the Annual Retainer shall be paid to Non-Employee Directors at such times and in such manner as may be determined by the respective boards of the Participating Companies.

        (c) No Non-Employee Director shall be required to forfeit or otherwise return any shares of Common Stock issued to him or her as a Stock Payment pursuant to the Plan (including any shares of Common Stock received as a result of an election under Section 7) notwithstanding any change in status of such Non-Employee Director which renders him or her ineligible to continue as a Participant in the Plan.

    7. ELECTION TO INCREASE AMOUNT OF STOCK PAYMENT

    In lieu of receiving the cash portion of his or her Annual Retainer, a Participant may make a written election to reduce the cash portion of such Annual Retainer by a specified percentage or dollar amount and have such amount applied to purchase additional shares of Common Stock of the Company. To the extent the Plan remains governed by old Rule 16b-3 (as in effect until May 1, 1991, as extended), each Non-Employee Director may make a onetime only irrevocable election to reduce the Annual Retainer and purchase additional shares of Common Stock. To the extent the Plan becomes governed by new Rule 16b-3 (as effective May 1, 1991), or any successor provision, each Non-Employee Director may make an annual election as set forth in the following paragraph.

    The election shall be made on a form provided by the Committee and must be returned to the Committee prior to the earlier of (i) six months prior to the Annual Meeting of Shareholders of the Company or (ii) the first day of the Plan Year to which the election relates. The election form shall state the amount by which the Participant desires to reduce the cash portion of his or her Annual Retainer, which shall be applied toward the purchase of Common Stock on the same date that the Stock Payment is made; provided, however, that no fractional shares may be purchased. Any funds withheld but not able to be applied to the purchase of whole shares shall be paid to the Participant in cash. No Participant shall be allowed to change or revoke any election for the relevant year, but may change his or her election for any subsequent Plan Year.

    8. SHAREHOLDER RIGHTS

    Non-Employee Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any shares of Common Stock except as and when such shares are issued and then only from the date of the certificate therefor. No adjustment shall be made for dividends or distributions or other rights for which the record date precedes the date of such stock certificate.

    9. ADJUSTMENT FOR CHANGES IN CAPITALIZATION

    If the outstanding shares of Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization or recapitalization, reclassification, stock dividend, stock split, reverse stock split, combinations of shares, rights offering, distribution of assets or other distribution with respect to such shares of Common Stock or other securities or other change in the corporate structure or shares of Common Stock, the maximum number of shares and/or the kind of shares that may be issued under the Plan may be appropriately adjusted by the Committee. Any determination by the Committee as to any such adjustment will be final, binding and conclusive. The maximum number of shares issuable under the Plan as a result of any such adjustment shall be rounded down to the nearest whole share.

    10.CONTINUATION OF DIRECTORS IN SAME STATUS

    Nothing in the Plan or in any instrument executed pursuant to the Plan or any action taken pursuant to the Plan shall be construed as creating or constituting evidence of any agreement or understanding, express or implied, that the Company or any other Participating Company, as the case may be, will retain a Non-Employee Director as a director or in any other capacity for any period of time or at a particular retainer or other rate of compensation, as conferring upon any Participant any legal or other right to continue as a director or in any other capacity, or as limiting, interfering with or otherwise affecting the right of a Participating Company to terminate a Participant in his or her capacity as a director or otherwise at any time for any reason, with or without cause, and without regard to the effect that such termination might have upon him or her as a Participant under the Plan.

    11.COMPLIANCE WITH GOVERNMENT REGULATIONS

    Neither the Plan nor the Company shall be obligated to issue any shares of Common Stock pursuant to the Plan at any time unless and until all applicable requirements imposed by any federal and state securities and other laws, rules and regulations, by any regulatory agencies or by any stock exchanges upon which the Common Stock may be listed have been fully met. As a condition precedent to any issuance of shares of Common Stock and delivery of certificates evidencing such shares pursuant to the Plan, the Board or the Committee may require, a Participant to take any such action and to make any such covenants, agreements and representations as the Board or the Committee, as the case may be, in its discretion deems necessary or advisable to ensure compliance with such requirements. The Company shall in no event be obligated to register the shares of Common Stock deliverable under the Plan pursuant to the Securities Act of 1933, as amended, or to qualify or register such shares under any securities laws of any state upon their issuance under the Plan or at any time thereafter, or to take any other action in order to cause the issuance and delivery of such shares under the Plan or any subsequent offer, sale or other transfer of such shares to comply with any such law, regulation or requirement. Participants are responsible for complying with all applicable federal and state securities and other laws, rules and regulations in connection with any offer, sale or other transfer of the shares of Common Stock issued under the Plan or any interest therein including, without limitation, compliance with the registration requirements of the Securities Act of 1933, as amended (unless an exemption therefrom is available), or with the provisions of Rule 144 promulgated thereunder, if available, or any successor provisions.

    12.NONTRANSFERABILITY OF RIGHTS

    No Participant shall have the right to assign the right to receive any Stock Payment or any other right of interest under the Plan, contingent or otherwise, or to cause or permit any encumbrance, pledge or charge of any nature to be imposed on any such Stock Payment (prior to the issuance of stock certificates evidencing such Stock Payment) or any such right or interest.

    13.AMENDMENT AND TERMINATION OF PLAN

        (a) The Board will have the power, in its discretion, to amend, suspend or terminate the Plan at any time; provided that no amendment which requires shareholder approval in order for the Plan to continue to comply with Rule 16b-3 under the Exchange Act, including any successor to such Rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders of the Company entitled to vote thereon.

        (b) No amendment, suspension or termination of the Plan will, without the consent of the Participant, alter, terminate, impair or adversely affect any right or obligations under any Stock Payment previously granted under the Plan to such Participant, unless such amendment, suspension or termination is required by applicable law.

        (c) Notwithstanding the foregoing, any provision of the Plan that either states the amount and price of securities to be issued under the Plan and specifies the price and timing of such issuances, or sets forth a formula that determines the amount, price and timing of such issuances, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

    14.ELECTION TO DEFER RECEIPT OF STOCK PAYMENT

        (a) In lieu of receiving the Stock Payment, a Participant may make a written election to defer receipt of the Stock Payment until he or she ceases to be a Non-Employee Director of the Company or of any Subsidiary or until such other date as shall be on the election form and approved by the Committee. The election shall be made on a form provided by the Committee and must be returned to the Committee prior to the earlier of (i) six months prior to the Annual Meeting of Shareholders of the Company or (ii) the first day of the Plan Year to which the election relates. No Participant shall be allowed to change or revoke any election for a current year, but may change his or her election for any subsequent Plan Year.

        (b) A Participant who has elected to defer the receipt of a Stock Payment (i) shall be an unsecured creditor of the Company with respect to the amount of the deferral and not a shareholder of the Company with respect to the shares of Common Stock which have been deferred and (ii) shall not be entitled to cash dividends or the right to vote such shares. However, for each Plan Year during which the Participant has outstanding a deferral election, the Company shall pay to such Participant, as additional compensation and not as a dividend, the amount of any cash dividends which would have been paid to such Participant had he or she currently been the owner of the number of shares of Common Stock which, during such Plan Year, are subject to such deferral election.

        (c) A Participant may file with the Committee a written designation of a beneficiary or beneficiaries (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other related limitations as the Committee from time to time may prescribe) to receive, in the event of the death of such Participant, undelivered shares of Common Stock. A Participant may from time to time revoke or change any such beneficiary designation. Any designation of beneficiary under the Plan shall be controlling as to the disposition of such shares; provided, however, that if the Committee shall be in doubt as to the genuine nature of the beneficiary designation, the competence of the Participant at the time the designation is made or the legal right of the designated beneficiary to receive any such shares, such shares may be delivered to the legal representative(s) of the Participant's estate, in which case the Company, the Committee (and the members of the Committee, individually) shall not be under any further liability to any person or party.

        (d) In the event of any change in capitalization described in Section 9, such adjustment shall be made in the number and class of shares which may be delivered on a deferred basis pursuant to this Section 14 as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of shares shall always be a whole number.

    15.SUCCESSORS

    All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

    16.SEVERABILITY

    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

    17.GOVERNING LAW

    To the extent not preempted by Federal law, the Plan shall be construed in accordance with, and governed by, the laws of the State of Washington.

Front side


                   THE WASHINGTON WATER POWER COMPANY

                      PROXY/VOTING INSTRUCTION CARD

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE WASHINGTON
         WATER POWER COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON
                         MONDAY, MAY 13, 1996

     The undersigned appoints P.A. Redmond and T.L. Syms, and each of them, with full power of substitution, the Proxies of the undersigned, to represent the undersigned and vote all shares of The Washington Water Power Company Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 13, 1996, and at any adjournments thereof, as indicated on the reverse side.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1 & 2.

                   (Continued, and to be dated and signed, on the reverse side.)



                                   THE WASHINGTON WATER POWER COMPANY
                                   P.O. BOX 11204
                                   NEW YORK, N.Y. 10203-0204

Back side

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1. Election of Directors


FOR all                      WITHHOLD AUTHORITY to vote
nominees listed below / /    for all nominees listed below  / /  *EXCEPTIONS / /

NOMINEES: EUGENE W. MEYER AND PAUL A. REDMOND
(INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exceptions" box and write that nominee's name in the space below.)


*Exceptions __________________________________________________________________


2. To approve the Non-Employee Director Stock Plan.

         FOR  / /            AGAINST  / /          ABSTAIN  / /


In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.

MARK HERE IF CHANGE OF ADDRESS OR COMMENTS    / /

The signature on this Proxy should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenants, co-executors, or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title.


Dated:_______________________________________, 1996


___________________________________________________
                   Signature


___________________________________________________
                   Signature


Votes must be indicated (x) in Black or Blue ink.     /X/

Please sign, date and return this proxy in the enclosed postage prepaid envelope.

              APPENDIX TO THE ELECTRONIC FORMAT DOCUMENT

A map which describes the location and street directions to the Annual Meeting site will be displayed on the page following the Chairman's letter to shareholders.